Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2022 Second Quarter Results;
Stock Repurchase Authorization Announced
MALVERN, Pa. (August 8, 2022) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement sensing technologies, today announced its results for its fiscal 2022 second quarter ended July 2, 2022.
Second Fiscal Quarter Highlights:
•Revenues of $88.6 million increased 17.6% from a year ago.
•Gross profit margin was 42.1%, as compared to 39.6% reported a year ago.
•Adjusted gross profit margin* was 42.9%, as compared to 42.3% reported a year ago.
•Operating margin was 11.9%, as compared to 6.5% reported a year ago.
•Adjusted operating margin* was 13.7%, as compared to 12.2% reported a year ago.
•Diluted net earnings per share of $0.79 compared to $0.29 reported a year ago.
•Adjusted diluted net earnings per share* of $0.68 compared to $0.49 reported a year ago.
•EBITDA* was $17.6 million with an EBITDA margin* of 19.8%.
•Adjusted EBITDA* was $15.8 million with an adjusted EBITDA margin* of 17.8%.
•Book-to-bill ratio was 1.08.
•Cash from operating activities was $9.0 million with adjusted free cash flow* of $4.9 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We are pleased to report another strong quarter for VPG, as we executed well and grew our revenue both sequentially and year-over-year. We ended the quarter with record-level backlog of $171.4 million, which positions us well for the second half of the year. We achieved these results despite the headwind of unfavorable foreign exchange rates."

Mr. Shoshani said: "Adjusted diluted net earnings per share* of $0.68 reached a record level, and we achieved record adjusted EBITDA* of $15.8 million, or an adjusted EBITDA margin* of 17.8%. We continue to invest in our long-term growth and cost-savings initiatives as we address expanding applications and markets for our precision measurement sensing technologies."
VPG Announces Stock Repurchase Authorization:
The Company also announced today that its Board of Directors has approved a stock repurchase plan, authorizing the Company to repurchase in aggregate up to 600,000 shares of its outstanding common stock.

Marc Zandman, VPG’s Chairman of the Board said, “This authorization reflects our commitment to maximize long-term value for our stockholders by strategically allocating our capital. We believe that our business strategy, strong balance sheet, and cash generation capability can support investments in current operations and value-adding M&A, as well as share repurchases such as the plan announced today.”
Second Fiscal Quarter and Six Month Financial Trends:
The Company's second fiscal quarter 2022 net earnings attributable to VPG stockholders were $10.8 million, or $0.79 per diluted share, compared to $3.9 million, or $0.29 per diluted share, in the second fiscal quarter of 2021.
In the six fiscal months ended July 2, 2022 net earnings attributable to VPG stockholders were $17.1 million, or $1.25 per diluted share, compared to $8.9 million, or $0.65 per diluted share, in the six fiscal months ended July 3, 2021.
The second fiscal quarter 2022 adjusted net earnings* attributable to VPG stockholders were $9.3 million, or $0.68 per adjusted diluted net earnings per share*, compared to $6.7 million, or $0.49 per adjusted diluted net earnings per share* in the second fiscal quarter of 2021.

In the six fiscal months ended July 2, 2022 adjusted net earnings* attributable to VPG stockholders were $16.0 million, or $1.17 per adjusted diluted net earnings per share*, compared to $10.9 million, or $0.80 per adjusted diluted net earnings per share* in the six fiscal months ended July 3, 2021.
Segment Performance:
The Sensors segment revenue of $40.3 million in the second fiscal quarter of 2022 increased 29.2% from $31.2 million in the second fiscal quarter of 2021; sequentially, revenue increased 6.7% compared to $37.8 million in the first quarter of 2022. The year-over-year increase in revenues was primarily attributable to higher sales of precision resistors in the Test and Measurements market and higher revenue of our advanced sensors products primarily in Other markets (mainly for consumer and medical applications) and in our General Industrial markets for energy applications. Sequentially, the increase in revenues reflected revenue growth in our sales of precision resistors in the Test and Measurement market, partially offset by a decrease in revenues for precision resistors in the Avionics, Military and Space market.
Gross profit margin for the Sensors segment was 44.3% for the second fiscal quarter of 2022. Gross profit margin increased compared to 38.9% (or 42.9% adjusted to exclude the impact of $1.3 million of advanced sensors facility start-up costs and COVID-19-related costs) in the second fiscal quarter of 2021, and increased compared to 37.8% (or 38.6% adjusted to exclude the impact of $0.3 million of advanced sensors facility start-up costs and COVID-19 related costs) in the first fiscal quarter of 2022. The year-over-year increase in adjusted gross profit margin* was primarily due to higher volume partially offset by unfavorable foreign exchange rates, wage increases, and labor inefficiencies due to the hiring of new personnel. Sequentially, the higher adjusted gross profit margin* was primarily due to higher volume and labor efficiencies.
The Weighing Solutions segment revenue of $28.5 million in the second fiscal quarter of 2022 decreased 10.2% compared to $31.7 million in the second fiscal quarter of 2021 and was 13.1% lower than $32.8 million in the first quarter of 2022. The year-over-year and sequential decreases in revenues were primarily attributable to a decrease in revenue related to force sensor products to our OEM customers in our Other markets and lower sales of onboard weighing products to the Transportation market.

Gross profit margin for the Weighing Solutions segment was 33.7% for the second fiscal quarter of 2022, which was a decrease compared to 37.2% (or 37.6% adjusted to exclude the impact of COVID-19) in the second fiscal quarter of 2021, and a decrease compared to 36.9% in the first fiscal quarter of 2022. The year-over-year decrease in adjusted gross profit margin* was primarily due to lower volume, unfavorable foreign exchange rates, and unfavorable product mix. The sequential decrease in adjusted gross profit margin* was primarily due to lower volume and an unfavorable product mix.
The Measurement Systems segment revenue of $19.9 million in the second fiscal quarter of 2022 increased 59.2% year-over-year from $12.5 million in the second fiscal quarter of 2021 and was 15.9% higher than $17.1 million in the first fiscal quarter of 2022. The year-over-year increase in revenue was primarily attributable to the addition of revenue from Diversified Technical Systems, Inc. ("DTS"), which was acquired on June 1, 2021, and higher revenue of our KELK and Dynamic Systems, Inc. ("DSI") steel-related businesses. Sequentially, the increase in revenue was primarily due to the higher revenue of KELK and DSI products to the Steel market.
Gross profit margin for the Measurement Systems segment was 49.9% (or 53.3% adjusted to exclude the $0.7 million of purchase accounting adjustments related to the DTS acquisition), compared to 47.1% (or 52.5% adjusted to exclude the purchase accounting adjustment related to the DTS acquisition and the impact of COVID-19 of $0.7 million), in the second fiscal quarter of 2021, and 51.8% (or 54.1% adjusted to exclude the $0.4 million of purchase accounting adjustments related to the DTS acquisition) in the first fiscal quarter of 2022. The year-over-year increase in adjusted gross profit margin* was mainly due to higher revenue, partially offset by an unfavorable foreign exchange rate and a full quarter of costs for DTS compared to one month in the prior year period. Adjusted gross profit margin* sequentially reflected higher volume which was offset by unfavorable product mix and a reduction in inventory.

Impacts from the Global COVID-19 Pandemic:

As of August 8, 2022, all of the Company’s facilities are open and operational. Nonetheless, given the ongoing uncertainty concerning the magnitude and duration of the COVID-19 pandemic around the world, any ongoing economic disruption may adversely affect the Company’s business and financial results.

Near-Term Outlook:
“We expect net revenues to grow sequentially and be in the range of $90 million to $100 million for the third fiscal quarter of 2022, at constant second fiscal quarter 2022 exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, and COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, restructuring costs, foreign exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, restructuring costs, foreign exchange gains and losses, and associated tax effects. "Adjusted free cash flow" for the second fiscal quarter of 2022 is defined as the amount of cash generated from operating activities ($9.0 million), in excess of our capital expenditures ($4.5 million), net of proceeds, if any, from the sale of assets ($0.4 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. In addition, the Company has historically provided these or similar non-GAAP measures and understands that some investors and financial analysts find this information helpful in analyzing the Company’s performance and in comparing the Company’s financial performance to that of its peer companies and competitors. Management believes that the Company’s non-GAAP measures are regarded as supplemental to its GAAP financial results. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Tuesday, August 9, 2022 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-844-200-6205 or internationally +1-929-526-1599 and use passcode 289177, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally +1-929-458-6194 and by using passcode 615215. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:

Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation, global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; our compliance with applicable laws, such as export control laws, and related governmental investigations; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	July 2, 2022	July 3, 2021
Net revenues	$88,618	$75,339
Costs of products sold	51,284	45,541
Gross profit	37,334	29,798
Gross profit margin	42.1%	39.6%

Selling, general, and administrative expenses	25,879	22,453
Acquisition costs	—	1,198
Impairment of goodwill and indefinite-lived intangibles	—	1,223
Restructuring costs	904	—
Operating income	10,551	4,924
Operating margin	11.9%	6.5%

Other income (expense):
Interest expense	(428)	(273)
Other	3,344	(326)
Other income (expense)	2,916	(599)

Income before taxes	13,467	4,325

Income tax expense	2,587	262

Net earnings	10,880	4,063
Less: net earnings attributable to noncontrolling interests	125	143
Net earnings attributable to VPG stockholders	$10,755	$3,920

Basic earnings per share attributable to VPG stockholders	$0.79	$0.29
Diluted earnings per share attributable to VPG stockholders	$0.79	$0.29

Weighted average shares outstanding - basic	13,648	13,618
Weighted average shares outstanding - diluted	13,692	13,646

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	July 2, 2022	July 3, 2021
Net revenues	$176,283	$145,928
Costs of products sold	103,699	87,508
Gross profit	72,584	58,420
Gross profit margin	41.2%	40.0%

Selling, general, and administrative expenses	52,553	44,636
Acquisition costs	—	1,198
Impairment of goodwill and indefinite-lived intangibles	—	1,223
Restructuring costs	1,165	—
Operating income	18,866	11,363
Operating margin	10.7%	7.8%

Other income (expense):
Interest expense	(757)	(578)
Other	3,783	247
Other income (expense)	3,026	(331)

Income before taxes	21,892	11,032

Income tax expense	4,328	2,026

Net earnings	17,564	9,006
Less: net earnings attributable to noncontrolling interests	453	125
Net earnings attributable to VPG stockholders	$17,111	$8,881

Basic earnings per share attributable to VPG stockholders	$1.25	$0.65
Diluted earnings per share attributable to VPG stockholders	$1.25	$0.65

Weighted average shares outstanding - basic	13,643	13,605
Weighted average shares outstanding - diluted	13,684	13,638

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 2, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$79,429	$84,335
Accounts receivable, net	58,674	58,265
Inventories:
Raw materials	29,484	25,464
Work in process	28,126	23,851
Finished goods	26,728	27,112
Inventories, net	84,338	76,427

Prepaid expenses and other current assets	15,228	15,916
Total current assets	237,669	234,943

Property and equipment:
Land	4,119	4,241
Buildings and improvements	68,339	68,778
Machinery and equipment	122,388	122,202
Software	9,303	8,871
Construction in progress	8,305	7,747
Accumulated depreciation	(130,506)	(130,619)
Property and equipment, net	81,948	81,220

Goodwill	45,872	45,830
Intangible assets, net	50,426	52,437
Operating lease right-of-use assets	25,783	27,764
Other assets	16,680	19,695
Total assets	$458,378	$461,889

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 2, 2022	December 31, 2021
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$13,172	$14,876
Payroll and related expenses	17,872	23,772
Other accrued expenses	23,562	17,596
Income taxes	478	3,774
Current portion of operating lease liabilities	4,343	4,610
Total current liabilities	59,427	64,628

Long-term debt, less current portion	60,758	60,714
Deferred income taxes	6,096	5,848
Operating lease liabilities	21,749	25,140
Other liabilities	14,157	16,264
Accrued pension and other postretirement costs	10,841	12,253
Total liabilities	173,028	184,847

Commitments and contingencies

Equity:
Common stock	1,325	1,322
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	199,749	199,151
Retained earnings	137,407	120,296
Accumulated other comprehensive loss	(44,581)	(35,008)
Total Vishay Precision Group, Inc. stockholders' equity	285,238	277,099
Noncontrolling interests	112	(57)
Total equity	285,350	277,042
Total liabilities and equity	$458,378	$461,889

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six Fiscal Months Ended
	July 2, 2022	July 3, 2021
Operating activities
Net earnings	$17,564	$9,006
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	—	1,223
Depreciation and amortization	7,622	7,108
Loss (gain) on sale of property and equipment	(178)	44
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	191	—
Share-based compensation expense	1,024	942
Inventory write-offs for obsolescence	866	1,135
Deferred income taxes	1,116	(1,110)
Other	(3,485)	(1,820)
Net changes in operating assets and liabilities:
Accounts receivable, net	(3,434)	(776)
Inventories, net	(10,739)	(7,744)
Prepaid expenses and other current assets	254	314
Trade accounts payable	14	1,715
Other current liabilities	(2,059)	2,341
Net cash provided by operating activities	8,756	12,378

Investing activities
Capital expenditures	(8,815)	(8,309)
Proceeds from sale of property and equipment	380	16
Purchase of business, net of cash acquired	—	(47,216)
Net cash used in investing activities	(8,435)	(55,509)

Financing activities
Principal payments on long-term debt	—	(18)
Proceeds from revolving facility	—	20,000
Distributions to noncontrolling interests	(284)	(167)
Payments of employee taxes on certain share-based arrangements	(435)	(846)
Net cash (used in) provided by financing activities	(719)	18,969
Effect of exchange rate changes on cash and cash equivalents	(4,508)	(820)
Decrease in cash and cash equivalents	(4,906)	(24,982)

Cash and cash equivalents at beginning of period	84,335	98,438
Cash and cash equivalents at end of period	$79,429	$73,456

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(8,432)	$(6,353)
Capital expenditures accrued but not yet paid	$2,684	$606

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
As reported - GAAP	$37,334	$29,798	$10,551	$4,924	$10,755	$3,920	$0.79	$0.29
As reported - GAAP Margins	42.1%	39.6%	11.9%	6.5%
Acquisition purchase accounting adjustments	679	919	679	919	679	919	0.05	0.07
Acquisition costs		—	—	1,198	—	1,198	—	0.09
COVID-19 impact	—	(26)	—	(242)	—	(242)	—	(0.02)
Start-up costs	—	1,159	—	1,159	—	1,159	—	0.08
Impairment of goodwill and indefinite-lived intangibles		—	—	1,223	—	1,223	—	0.09
Restructuring costs		—	904	—	904	—	0.07	—
Foreign exchange (gain)/loss		—		—	(3,380)	174	(0.25)	0.01
Less: Tax effect of reconciling items and discrete tax items		—		—	(377)	1,639	(0.02)	0.12
As Adjusted - Non GAAP	$38,013	$31,850	$12,134	$9,181	$9,335	$6,712	$0.68	$0.49
As Adjusted - Non GAAP Margins	42.9%	42.3%	13.7%	12.2%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Six fiscal months ended	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
As reported - GAAP	$72,584	$58,420	$18,866	$11,363	$17,111	$8,881	$1.25	$0.65
As reported - GAAP Margins	41.2%	40.0%	10.7%	7.8%
Acquisition purchase accounting adjustments	1,050	930	1,050	930	1,050	930	0.08	0.07
Acquisition costs		—	—	1,198	—	1,198	—	0.09
COVID-19 impact	138	(177)	138	(685)	138	(685)	0.01	(0.05)
Start-up costs	150	1,288	150	1,288	150	1,288	0.01	0.09
Impairment of goodwill and indefinite-lived intangibles	—	—	—	1,223	—	1,223	—	0.09
Restructuring costs			1,165	—	1,165	—	0.09	—
Foreign exchange (gain)/loss					(3,934)	(561)	(0.29)	(0.04)
Less: Tax effect of reconciling items and discrete tax items					(302)	1,406	(0.02)	0.10
As Adjusted - Non GAAP	$73,922	$60,461	$21,369	$15,317	$15,982	$10,868	1.17	$0.80
As Adjusted - Non GAAP Margins	41.9%	41.4%	12.1%	10.5%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	July 2, 2022	July 3, 2021	April 2, 2022
Sensors
As reported - GAAP	$17,831	$12,120	$14,286
As reported - GAAP Margins	44.3%	38.9%	37.8%
COVID-19 impact	—	94	121
Start-up costs	$—	$1,159	$150
As Adjusted - Non GAAP	$17,831	$13,373	$14,557
As Adjusted - Non GAAP Margins	44.3%	42.9%	38.6%

Weighing Solutions
As reported - GAAP	$9,585	$11,791	$12,079
As reported - GAAP Margins	33.7%	37.2%	36.9%
COVID-19 impact	—	127	—
As Adjusted - Non GAAP	$9,585	$11,918	$12,079
As Adjusted - Non GAAP Margins	33.7%	37.6%	36.9%

Measurement Systems
As reported - GAAP	$9,918	$5,887	$8,885
As reported - GAAP Margins	49.9%	47.1%	51.8%
Acquisition purchase accounting adjustments	679	919	371
COVID-19 impact	—	(247)	17
As Adjusted - Non GAAP	$10,597	$6,559	$9,273
As Adjusted - Non GAAP Margins	53.3%	52.5%	54.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	July 2, 2022	July 3, 2021	April 2, 2022
Net earnings attributable to VPG stockholders	$10,755	$3,920	$6,356
Interest Expense	428	273	329
Income tax expense	2,587	262	1,741
Depreciation	2,832	2,829	2,853
Amortization	967	757	970
EBITDA	17,569	$8,041	$12,249
EBITDA MARGIN	19.8%	10.7%	14.0%
Impairment of goodwill and indefinite-lived intangibles	—	1,223	—
Acquisition purchase accounting adjustments	679	919	371
Acquisition costs	—	1,198	—
Restructuring costs	904	—	261
COVID-19 impact	—	(242)	138
Start-up costs	—	1,159	150
Foreign exchange (gain)/loss	(3,380)	174	(554)
ADJUSTED EBITDA	$15,772	$12,472	$12,615
ADJUSTED EBITDA MARGIN	17.8%	16.6%	14.4%